Exhibit 10.16

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective as of January 1, 2023 (the “Effective Date”), by and between Tyra Biosciences, Inc., a Delaware corporation (the “Company”), and Esther van den Boom (“Advisor”).

RECITALS

Whereas, Advisor has been employed by the Company as its Chief Financial Officer;

Whereas, Advisor and the Company are parties to that certain Amended and Restated Employment Agreement dated as of August 18, 2021 (the “Employment Agreement”);

Whereas, Advisor has resigned as an employee of the Company and her position as the Company’s Chief Financial Officer effective December 31, 2022 (the “Separation Date”); and

Whereas, the Company desires that Advisor continue to provide services to the Company to aid the Company in the transition of Advisor’s duties, and Advisor desires to accept the engagement by the Company, on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Consulting Services; Separation Date.

1.1 Subject to the terms and conditions of this Agreement, the Company hereby engages Advisor, and Advisor hereby accepts the engagement by the Company, to serve in an advisor capacity. In such capacity, Advisor agrees to perform such transitional services as shall be mutually agreed upon by Advisor and the Chief Executive Officer of the Company, and such other responsibilities as may be reasonably requested from time to time by the Company (collectively, the “Services”). The manner and means by which Advisor chooses to perform the Services shall be in Advisor’s sole discretion and control; provided, however, that Advisor shall perform all Services in a timely and professional manner, using a degree of skill and care at least consistent with industry standards. In performing the Services, Advisor agrees to comply with applicable federal, state and local laws and the Company’s then-current policies and procedures, including, without limitation, those procedures pertaining to safety, security and confidentiality. In connection with the Services, Advisor agrees to be available for consultation by telephone, fax, videoconference or e-mail on reasonable prior notice.

1.2 The Separation Date was the termination date of Advisor’s employment with the Company and any of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates. Advisor hereby confirms her termination from all positions she held with the Company and any of its affiliates, effective as of the Separation Date, including her position as Chief Financial Officer of the Company. Advisor acknowledges that, other than the compensation set forth in Section 2 below, she has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due her as a result of her employment or service with and termination of employment with the Company (except that Advisor will be entitled to an annual bonus for 2022, as determined by the Company for similarly situated employees).

2. Compensation.

2.1 The Company shall pay to Advisor an hourly cash advisory fee in the amount of $350 per hour spent performing Services for the Company; provided, however, that no cash retainer shall be payable for the first four (4) hours per month spent by Advisor performing the Services. At the end of each month during which Services were provided, Advisor shall prepare and submit to the Company a written invoice for such month then-ended, detailing the number of hours spent performing the Services and describing the specific nature of the Services performed during such month. In the event the Company agrees with such invoice, then the Company shall pay to Advisor the amount reflected on the invoice within thirty (30) days of receiving such invoice.

2.2 There shall be no break in service as a result of Advisor’s conversion from an employee to an independent contractor for purposes of Advisor’s outstanding Options (as defined below) granted to Advisor by the Company in connection with her employment with the Company. As additional compensation for the Services to be rendered pursuant to this Agreement, Advisor’s remaining unvested Options shall continue to vest during the Term pursuant to this Agreement in accordance with the terms of the Options. In the event of a termination of Consultant’s Services under this Agreement by the Company without Cause (as defined below), such number of Consultant’s Options as would have vested during the original one-year Term of this Agreement in accordance with the terms of such Options shall vest upon such termination (the “Number of Accelerated Options”) (however, the vesting of Advisor’s then-outstanding Options with the lowest exercise prices shall accelerate first, until the total number of Options the vesting of which has accelerated pursuant to this sentence is equal to the Number of Accelerated Options), subject to Advisor’s execution and non-revocation of a general release of claims in standard reasonable form approved by the Company that becomes effective within thirty (30) days following the date of the termination of Advisor’s Services under this Agreement. In addition, upon a termination of Services under this Agreement, Advisor’s vested Options at the time of such termination may be exercised by Advisor (or Advisor’s legal guardian or legal representative) as follows: (a) upon any termination (other than a termination described in clause (b)) until the date that is three (3) months following such termination, or (b) upon a termination of Advisor’s Services under this Agreement as a result of the expiration of the Term on December 31, 2023 or any earlier termination of Advisor’s Services under this Agreement by the Company without Cause (as defined below), until the date that is twenty-four (24) months following such termination; provided, however, that in no event shall any Option remain exercisable beyond the original outside expiration date of such Option. Except as modified above, Advisor’s Options shall continue to be governed by the terms and conditions of the Option agreements and the Company’s equity plan pursuant to which such Options were granted. Except as set forth in this Section 2 and any amendment to this Agreement, Advisor shall not be entitled to any other compensation or benefits for the Services, including any additional grants of Options. For purposes of this Agreement, “Options” means all stock option awards granted pursuant to the Company’s equity incentive plans.

3. Expenses. The Company shall reimburse Advisor for any reasonable out-of-pocket expenses, including, without limitation, reasonable travel expenses, incurred in connection with Advisor’s performance of the Services; provided, however, that Advisor must: (a) obtain the prior written approval of the Company for any such expenses that, individually or in the aggregate, exceed $500; and (b) submit such written documentation of all such expenses as the Company may reasonably require. The Company will reimburse Advisor for expenses covered by this Section 3 within thirty (30) days of the Company’s receipt of proper written documentation of such expenses.

4. Independent Contractor Relationship. Advisor’s relationship with the Company shall be solely that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture or employer-employee relationship. Advisor is not the agent of the Company and is not authorized to make any representation, warranty, agreement, contract or commitment on behalf of the Company. Advisor shall not be entitled to any of the benefits that the Company may, from time to time, make available to its employees, such as group insurance, profit-sharing or retirement benefits. Advisor shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Advisor’s performance of the Services and receipt of the compensation pursuant to this Agreement. The Company will regularly report amounts paid to Advisor by filing Form 1099-MISC with the Internal Revenue Service as required by law, but given that Advisor is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions or obtain worker’s compensation insurance on Advisor’s behalf (unless otherwise required by law, government regulation or order). Advisor agrees to accept exclusive liability for complying with all applicable federal, state and local laws governing self-employed individuals, including, without limitation, obligations such as the payment of taxes, social security, disability and other contributions based on the compensation paid to Advisor. Advisor hereby agrees to indemnify, hold harmless and defend the Company from and against any and all such taxes and contributions, as well as any penalties and interest arising therefrom.

5. Restrictive Covenants.

5.1 Advisor hereby expressly reaffirms her obligations under the Company’s standard employee proprietary information and inventions agreement (the “Proprietary Information Agreement”), which is attached hereto as Exhibit A and incorporated herein by reference, and agrees that Advisor shall continue to be subject to the terms and conditions of such agreements during the term of this Agreement and that such obligations shall survive the termination of this Agreement and any termination of her Services to the Company.

5.2 For a period of one (1) year following the date of termination of Advisor’s Services under this Agreement, Advisor shall not, either directly or indirectly (a) solicit for employment through any individual, corporation, firm, or other business, any employees, Advisors, independent contractors, or other service providers of the Company or any of its affiliates, or (b) solicit any employee, consultant or other service provider of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (a) and (b) shall not apply to inbound inquiries or any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees, consultants or other service providers.

5.3 Upon termination of her Services hereunder, Advisor agrees to promptly deliver to the Company, all Company documents (and all copies thereof) and other Company property that Advisor had in her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).

5.4 Advisor agrees that Advisor will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall not, and shall cause its directors and executive officers not to, make any negative or disparaging statements or comments about Advisor. Nothing in this Section 5.4 will prohibit Advisor or the Company from providing truthful information in response to a subpoena or other legal process.

5.5 If Advisor breaches or threatens to commit a breach of any of the provisions of this Section 5, Advisor agrees that such breach or threatened breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Company shall also have any other rights and remedies available to the Company under law or in equity, as well as the right to immediately cease providing the compensation in Section 2.

5.6 Nothing herein shall be construed to prohibit Advisor from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Advisor acknowledges that the Company has provided Advisor with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Advisor may disclose the proprietary information to Advisor’s attorney and use the proprietary information in the court proceeding, if Advisor files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

6. No Conflicting Obligation. Advisor represents that Advisor’s entering into this Agreement, performance of all of the terms of this Agreement and performance of the Services pursuant to this Agreement do not and will not breach or conflict with any agreement or other arrangement between any Advisor and any third party, including, without limitation, any agreement or other arrangement between Advisor and any third party to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement. Advisor agrees not to enter into any agreement that conflicts with this Agreement while this Agreement remains in effect.

7. Advisor Representations and Warranties. Advisor represents, warrants and covenants that Advisor: (a) has full right, power and authority to enter into and perform this Agreement without the consent of any third party, including, without limitation, the right to grant all licenses granted by Advisor in this Agreement; and (b) will comply with all laws, regulations, and ordinances applicable to Advisor’s performance of the Services and its other obligations under this Agreement.

8. Indemnification. To the fullest extent permitted by the Company’s bylaws and applicable law, the Company shall indemnify, defend and hold harmless Advisor from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the Services, provided that Advisor was not in material breach of this Agreement, acted in good faith and in a manner Advisor reasonably believed to be in the best interests of the Company and, if any criminal proceedings are involved, had no reasonable cause to believe Advisor’s conduct was unlawful. The Company’s obligations under the foregoing sentence are conditioned upon Advisor: (a) providing the Company with prompt notice of any such claims; (b) allowing the Company to control the defense and settlement of such claims; (c) providing the Company with the information and assistance necessary for such defense and settlement of the claims; and (d) not entering into any settlement with respect to such claims without the express consent of the Company. The Company’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of the Company or Advisor. The foregoing indemnification by the Company shall be in addition to, and not in any way in limitation of, any rights to indemnification Advisor may have from the Company under Delaware or California law or the terms of that certain Indemnification Agreement dated April 30, 2021, between Advisor and the Company (the “Indemnification Agreement”).

9. Termination.

9.1 Term and Termination. This Agreement shall remain in effect for a period of one (1) year following the Effective Date, unless sooner terminated earlier in accordance with this Section 9 (the “Term”).

9.2 Termination by Advisor. This Agreement may be terminated, for any reason or no reason at all, by Advisor at any time following the Effective Date by delivering thirty (30) days’ prior written notice to the Company.

9.3 Termination by the Company. This Agreement may be terminated, for any reason or no reason at all, by the Company at any time following the Effective Date by delivering thirty (30) days’ prior written notice to the Company; provided, however, that the Company may terminate this Agreement immediately for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events or conditions: (a) any material failure on the part of Advisor (other than by reason of disability of Advisor) to faithfully and professionally carry out the Services hereunder, which failure continues for ten (10) days after written notice detailing such failure is delivered to Advisor by the Company; (b) Advisor’s dishonesty or other misconduct, if such dishonesty or other misconduct is intended to or likely to materially injure the business or reputation of the Company; (c) Advisor’s conviction or no contest plea to any misdemeanor involving dishonesty, theft, fraud or moral turpitude, or any felony; (d) Advisor’s insobriety or illegal use of drugs, chemicals or controlled substances either (i) in the course of performing Advisor’s duties and responsibilities under this Agreement or (ii) otherwise materially affecting the ability of Advisor to perform the same; (e) Advisor’s material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Code of Conduct or any other material written policy of the Company; or (f) any wanton or willful dereliction of duties by Advisor.

9.4 Effect of Termination. The obligations set forth in Sections 2, 4, 5, 8, 9, 10 and 11, and the Proprietary Information Assignment Agreement and the Indemnification Agreement, shall survive any termination of this Agreement.

10. Release of Known and Unknown Claims

10.1 General Release. In exchange for the consideration set forth in this Agreement (including the payment to Advisor of the payments and benefits set forth in Section 2 hereof), and in consideration of the further agreements and promises set forth herein, Advisor, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Advisor is or has been a participant by virtue of her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Advisor has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Advisor’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq. Advisor represents and warrants that she is the sole owner of all Claims relating to her employment or service with the Company and/or with any predecessor of the Company and that she has not assigned or transferred any Claims relating to her employment or service to any other person or entity. Advisor understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Advisor.

Notwithstanding the generality of the foregoing, Advisor does not release any Claims which, by law, may not be released, including the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or the Indemnification Agreement, or under any applicable insurance policy with respect to Advisor’s liability as an employee or officer of the Company;

(v) Advisor’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Advisor does release her right to secure any damages for alleged discriminatory treatment;

(vi) Claims based on any right Advisor may have to enforce the Company’s executory obligations under the Agreement;

(vii) Claims Advisor may have to vested or earned compensation and benefits; and

(viii) Advisor’s right to communicate or cooperate with any government agency.

10.2 Unknown Claims. Advisor acknowledges that Advisor has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Advisor, being aware of said code section, hereby expressly waives any rights he or she may have thereunder, as well as under any other statutes or common law principles of similar effect.

11. Miscellaneous.

11.1 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its principal executive offices or to Advisor at her most recent address on the Company’s payroll records or at such other address(es) as the Company or Advisor may designate by ten (10) days advance written notice to the other party hereto.

11.2 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to contracts to be performed entirely within such state.

11.3 Successors and Assigns. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Advisor’s services, which services are unique and personal, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part to any party without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity which succeeds to all or substantially all of the Company’s business.

11.4 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.5 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (a) such provision shall be excluded from this Agreement; (b) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

11.7 Entire Agreement. This Agreement, together with the Proprietary Information Agreement and the Indemnification Agreement, sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including without limitation, that certain Employment Agreement dated August 18, 2021, between Advisor and the Company, which terminated on the Separation Date. The parties acknowledge and agree that the Employment Agreement terminated on the last day of Advisor’s employment with the Company and the Company has no further obligations to Advisor thereunder.

11.8 Counterparts; Execution by Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) by the parties and may be used in lieu of the original Agreement for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties hereto have executed this Consulting Agreement as of the Effective Date.

THE COMPANY:

Tyra Biosciences, Inc.

By:	/s/ Todd Harris

Name:	Todd Harris

Title:	CEO

ADVISOR:

By:	/s/ Esther van den Boom

Name:	Esther van den Boom

[Signature Page to CONSULTING Agreement]

Schedules and annexes omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or annex will be furnished as a supplement to the U.S. Securities and Exchange Commission upon request.

1.
Exhibit A: Proprietary Information and Inventions Agreement